EXHIBIT 10.2

TRANSITION AND EMPLOYMENT AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of June 7, 2017 by and between LeMaitre Vascular, Inc., a Delaware corporation with an address at 63 Second Avenue, Burlington, MA, 01803 USA (“LMAT”), and Peter R. Gebauer, an individual with a residence at Lessingstraße 7, 61440 Oberursel, Germany (“Gebauer”).

WHEREAS, as of the date hereof, Gebauer is employed as Managing Director of LeMaitre Vascular GmbH, a wholly-owned subsidiary of LMAT and a German limited liability company with an address at Otto-Volger-Str 5 a/b, 65843 Sulzbach, Germany (“GMBH”), and as President, International Operations of LMAT pursuant to that certain Managing Director Employment Agreement between GMBH and Gebauer dated as of October 1, 2008, as amended (the “Gebauer MD Agreement”);

WHEREAS, Gebauer has informed GMBH and LMAT that he wishes to transition from such roles to that of a part-time employee of LMAT in connection with his return to the United States on September 30, 2017;

WHEREAS, concurrently herewith, GMBH and Gebauer are entering into that certain Separation Agreement dated the date hereof (the “Separation Agreement”) with respect to his resignation from such roles as of September 30, 2017; and

WHEREAS, the parties wish to establish the terms of Gebauer’s part-time employment by LMAT in a new role beginning October 1, 2017 and ending August 15, 2018.

NOW THEREFORE in consideration of the mutual promises herein set forth and for other good and valuable consideration, the receipt of which the parties acknowledge, the parties hereby agree as follows:

1.	Relocation Expense Reimbursement. Provided that Gebauer is employed by GMBH and LMAT through September 30, 2017 (the “Transition Date”) in accordance with the terms of the Separation Agreement, LMAT shall reimburse Gebauer for the actual costs that Gebauer and his family reasonably incur in relocating to Florida; provided, however, that in no event shall the obligation of LMAT to reimburse Gebauer for such expenses exceed $74,800. Any reimbursement of relocation expenses as provided for herein shall be contingent upon Gebauer’s submission of such appropriate receipts (and other documentation as LMAT may reasonably request) to LMAT by March 31, 2018.

2.	Tax Equalization.

a.	2016. The amount owing to Gebauer as a tax equalization payment for calendar year 2016 shall be paid by GMBH pursuant to the Separation Agreement by September 30, 2017.

b.

2017. Provided that Gebauer is employed pursuant to the Separation Agreement until and on the Transition Date, the parties agree that Gebauer shall be paid an amount for the tax equalization of his 2016 earned annual bonus of €118,378 paid in January 2017, and of his salary for the first nine months of 2017, the total amount of which shall be divided by two to determine the payment to be made to Gebauer (the “2017 TEQ Payment”). The calculation of the tax equalization amount shall be based on the methodology, as applicable, attached as Exhibit B to the Gebauer MD Agreement. For the avoidance of doubt, the only compensation to be equalized is Gebauer’s 2016 annual bonus of €118,378 (paid in January 2017) and his salary from January 1, 2017 to the Transition Date. The 2017 TEQ Payment shall be calculated and approved for payment by September 10, 2017 and shall be paid to Gebauer by September 30, 2017.

3.	New Role. Provided that (i) Gebauer is employed pursuant to the Separation Agreement through the Transition Date; (ii) Gebauer shall have executed the Separation Agreement, including its exhibit(s), setting forth his resignation from all of his roles with GMBH, LMAT and any subsidiaries of LMAT as of such date; and (iii) Gebauer shall have resigned from all such roles, then Gebauer shall automatically become a part-time, exempt employee of LMAT on October 1, 2017 with a title of International Operations Specialist (the “New Role”) and the following terms shall apply until he ceases to be employed by LMAT in the New Role:

a.	Duties. Gebauer’s duties shall include the performance of a limited number of special projects at the direction of the chief executive officer of LMAT such as providing high level assistance with LMAT’s international operations and assisting with “go-direct” efforts in countries where LMAT currently sells through distributors, such as Thailand and Portugal. With reasonable notice and provided Gebauer is not on personal vacation from his home, Gebauer will use best efforts to faithfully, diligently and efficiently perform such duties on behalf of LMAT. Gebauer agrees to abide by the reasonable rules, regulations, instructions, personnel practices and policies of LMAT and any changes therein that may be adopted from time to time. Gebauer shall be employed in a non-officer role on a part-time basis, and primarily perform the duties assigned hereunder out of his home in Florida, USA. No airline flights are required under this Agreement.

b.	Term. Unless earlier terminated by Gebauer for any reason or by LMAT under Section 3(h) hereof, the term of Gebauer’s employment with LMAT following the Transition Date shall be from October 1, 2017 to August 15, 2018 (the “Extended Term”), after which Gebauer’s employment with LMAT shall cease without further action necessary by Gebauer or LMAT.

c.	Compensation. Gebauer shall receive an annual base salary of $10,000. Gebauer shall not be entitled to earn or receive any bonus compensation or any equity compensation. Equity awards granted to Gebauer prior to the date hereof shall continue to vest and be exercisable per the terms of the awards until such time as Gebauer is no longer an employee of GMBH or LMAT. Grants of prior equity awards by the Compensation Committee of LMAT provide for the vesting of options upon any change in control of LMAT.

d.	Benefits. Gebauer shall be entitled to enroll in the following benefit programs of LMAT available to US employees, subject to the terms and enrollment conditions of such programs: health insurance, dental insurance and the LMAT 401(k) savings plan. To the extent Gebauer’s cash compensation from LMAT is insufficient to cover the costs of any such insurance programs he elects to participate in, Gebauer shall remit a check on a monthly basis to LMAT to cover the deficit upon LMAT’s demand. Due to Gebauer’s part-time status and the limited number of hours expected, Gebauer shall not be entitled to accrue any time for vacation, sick or personal leave after the Transition Date.

e.	Expense Reimbursement. LMAT shall reimburse Gebauer for business related expenses incurred by Gebauer, and submitted by Gebauer, in accordance with the Travel and Entertainment Policy contained in the LMAT Employment Manual.

f.	Other Engagements. Gebauer shall be permitted to work in a consulting capacity for other companies during the Extended Term provided that the business of any such company is not competitive to that of LMAT and his provision of such services to any other company or companies would not interfere with his ability to carry out his duties for LMAT.

g.	Executive Obligations Agreement. Gebauer ratifies and confirms that certain Executive Obligations Agreement between LMAT and Gebauer dated September 22, 2003 (the “Executive Obligations Agreement”), which remains in full force and effect. Gebauer acknowledges that the entry into this Agreement by LMAT constitutes sufficient consideration for the continued application of such agreement, notwithstanding the change contemplated in Gebauer’s role from those he performed at the time he entered into such agreement. Gebauer acknowledges that the Executive Obligations Agreement contains, among other covenants, a covenant not to compete.

h.	Termination. Gebauer may terminate his employment in the New Role for any reason at any time upon five business days’ notice to LMAT. Gebauer’s employment in the New Role shall not be terminable by LMAT other than for Cause, where “Cause” means: Gebauer’s engagement in or performance of acts of dishonesty or moral turpitude, illegal conduct or gross misconduct, including, without limitation, fraud, misrepresentation, theft, and embezzlement towards the Company; Gebauer’s violation of company policy, which violation or refusal is not remedied within thirty (30) days after receipt of notice thereof; Gebauer’s breach of the Executive Obligations Agreement; Gebauer’s engagement in conduct that has proven to adversely affect the business and/or reputation of LMAT; or Gebauer’s death or disability. LMAT may immediately terminate Gebauer’s employment at any time during the Extended Term for Cause. Other than for services previously and actually rendered during the Extended Term, no compensation or payment of any type shall be owing to Gebauer by LMAT or any of its affiliates if he is terminated for Cause by LMAT.

4.	Entire Agreement. Except for the Separation Agreement and the Executive Obligations Agreement, this Agreement supersedes all previous agreements, promises, proposals and representations made between the parties, including any oral or written representations made by any representatives and/or agents of a party. No modification or amendment of this Agreement will be binding unless agreed to in writing and signed by all parties to this Agreement.

5.	Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original, and all of which, collectively, constitute only one agreement. The signatures of all of the parties need not appear on the same counterpart, and delivery of an executed counterpart signature page by facsimile or other electronic means is as effective as executing and delivering this Agreement in the presence of the other parties to this Agreement.

6.	Miscellaneous. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. A party’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right such party may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. This Agreement is freely assignable by LMAT and is binding upon and inures to the benefit of the parties and their respective successors and assigns, including any corporation with which or into which LMAT may be merged or which may succeed to its assets or business, although the obligations of Gebauer are personal and may be performed only by him.

7.	Section 409A. The parties intend that this Agreement will be administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by a party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to any party. LMAT makes no representation or warranty and shall have no liability to the Gebauer or any other person if any provisions of this agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by LMAT or incurred by Gebauer during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

8.	Governing Law. This Agreement and the legal relations among the parties hereto shall be governed and construed in accordance with the substantive laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflict of laws thereof. Each party agrees that, in the event such Party elects to initiate litigation against the other party, such party will file such litigation in the state or federal courts of Massachusetts. Each party hereby expressly and irrevocably waives any claim or defense in any action or proceeding brought in said jurisdictions based on any alleged lack of personal jurisdiction, improper venue, forum non conveniens or any similar basis.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ Peter R. Gebauer
Peter R. Gebauer

LEMAITRE VASCULAR, INC.

By:	/s/ George W. LeMaitre
Name: George W. LeMaitre
Its: Chairman and CEO